Exhibit B-1



                                  SERVICES AGREEMENT

                                       BETWEEN

                            ALLIANT ENERGY RESOURCES, INC.

                                         AND

                           NUCLEAR MANAGEMENT COMPANY, LLC

                                  TABLE OF CONTENTS
          ARTICLE 1   DEFINITION OF TERMS . . . . . . . . . . . . . . . . 1

          ARTICLE 2   SCOPE OF SERVICES   . . . . . . . . . . . . . . . . 3
          2.1  General  . . . . . . . . . . . . . . . . . . . . . . . . . 3
          2.2  NMC Shared Officers  . . . . . . . . . . . . . . . . . . . 3
          2.3  Scope of Services  . . . . . . . . . . . . . . . . . . . . 3
          2.4  Implementation of Services . . . . . . . . . . . . . . . . 5
          2.5  Compliance and Qualifications  . . . . . . . . . . . . . . 5
          2.6  No Discrimination  . . . . . . . . . . . . . . . . . . . . 6
          2.7  Agency Appointment for Procurement of Goods and Services . 6
          2.8  Restrictions on Agency Procurement Authority . . . . . . . 6

          ARTICLE 3   COSTS AND BUDGETS . . . . . . . . . . . . . . . . . 7
          3.1  Cost Reimbursement . . . . . . . . . . . . . . . . . . . . 7
          3.2  NMC Budgets  . . . . . . . . . . . . . . . . . . . . . . . 7
          3.3  Plant Budget . . . . . . . . . . . . . . . . . . . . . . . 7
          3.4  Invoicing and Payment  . . . . . . . . . . . . . . . . . . 8
          3.5  Audit Rights . . . . . . . . . . . . . . . . . . . . . . . 8

          ARTICLE 4   GENERAL RESPONSIBILITIES OF CONTRACTING OWNER . . . 8
          4.1  Applicable Owner Policies  . . . . . . . . . . . . . . . . 8
          4.2  Delegation of Procurement Authority  . . . . . . . . . . . 8
          4.3  Plant Costs  . . . . . . . . . . . . . . . . . . . . . . . 9
          4.4  Contracting Owner and Operator . . . . . . . . . . . . . . 9
          4.5  Access . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          4.6  Duty to Provide Resources to NMC . . . . . . . . . . . . . 9

          ARTICLE 5   TERM AND TERMINATION  . . . . . . . . . . . . . .  10
          5.1  Term . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          5.2  Renewal  . . . . . . . . . . . . . . . . . . . . . . . .  11
          5.3  Termination Without Cause  . . . . . . . . . . . . . . .  11
          5.4  Termination Because of Governmental or Judicial Acts . .  11
          5.5  Termination For Cause  . . . . . . . . . . . . . . . . .  11
          5.6  Mutual Agreement . . . . . . . . . . . . . . . . . . . .  12
          5.7  Limitation on Remedies for Breach  . . . . . . . . . . .  12
          5.8  Limitation of Contracting Owner's Liability  . . . . . .  12
          5.9  Transition . . . . . . . . . . . . . . . . . . . . . . .  13

          ARTICLE 6   FORCE MAJEURE . . . . . . . . . . . . . . . . . .  13

          ARTICLE 7   INSURANCE AND NUCLEAR LIABILITY PROTECTION  . . .  13
          7.1  NMC Coverage . . . . . . . . . . . . . . . . . . . . . .  13
          7.2  Nuclear Protection . . . . . . . . . . . . . . . . . . .  14

          ARTICLE 8   LIMITATIONS ON LIABILITY; INDEMNIFICATION . . . .  15
          8.1  Exclusive Warranties and Remedies  . . . . . . . . . . .  15
          8.2  Waiver and Disclaimer of Damages . . . . . . . . . . . .  15
          8.3  Indemnity  . . . . . . . . . . . . . . . . . . . . . . .  15
          8.4  Survival . . . . . . . . . . . . . . . . . . . . . . . .  15
          8.5  Disclaimer of Warranties . . . . . . . . . . . . . . . .  16

          ARTICLE 9   COMPLIANCE WITH LAWS, REGULATIONS AND
               SITE REQUIREMENTS  . . . . . . . . . . . . . . . . . . .  16
          9.1  General  . . . . . . . . . . . . . . . . . . . . . . . .  16
          9.2  Energy Reorganization Act  . . . . . . . . . . . . . . .  16

          ARTICLE 10   REPRESENTATIONS AND WARRANTIES . . . . . . . . .  16
          10.1 Representations of NMC . . . . . . . . . . . . . . . . .  16
          10.2 Representations of Contracting Owner . . . . . . . . . .  17

          ARTICLE 11   CONFIDENTIALITY  . . . . . . . . . . . . . . . .  18
          11.1 Nondisclosure  . . . . . . . . . . . . . . . . . . . . .  18
          11.2 Notification . . . . . . . . . . . . . . . . . . . . . .  18
          11.3 Permitted Disclosures  . . . . . . . . . . . . . . . . .  18

          ARTICLE 12   MISCELLANEOUS  . . . . . . . . . . . . . . . . .  19
          12.1 Governing Law  . . . . . . . . . . . . . . . . . . . . .  19
          12.2 Notices  . . . . . . . . . . . . . . . . . . . . . . . .  19
          12.3 Amendments . . . . . . . . . . . . . . . . . . . . . . .  19
          12.4 Hearings . . . . . . . . . . . . . . . . . . . . . . . .  19
          12.5 Non-Waiver . . . . . . . . . . . . . . . . . . . . . . .  19
          12.6 Survival . . . . . . . . . . . . . . . . . . . . . . . .  19
          12.7 Assignment . . . . . . . . . . . . . . . . . . . . . . .  19
          12.8 Intellectual Property Rights . . . . . . . . . . . . . .  20
          12.9 Third Party Beneficiaries  . . . . . . . . . . . . . . .  20
          12.10 Arbitration . . . . . . . . . . . . . . . . . . . . . .  20
          12.11 Entire Agreement  . . . . . . . . . . . . . . . . . . .  20
          12.12 Regulatory Effectiveness  . . . . . . . . . . . . . . .  20

          EXHIBITS

          Exhibit A   Services
          Exhibit B   Process for Cost Assessment
          Exhibit C   Preexisting Contracts
          Exhibit D   Various Exceptions to Representations and Warranties
                      If Any

                                  SERVICES AGREEMENT


                    This Agreement is made as of April    , 1999, by and
                                                      ----
          between Alliant Energy Resources, Inc., a Wisconsin corporation (hereinafter referred to as "Contracting Owner"), and Nuclear Management Company, LLC, a Wisconsin limited liability company (hereinafter referred to as "NMC").

                    WHEREAS, NMC is a limited liability company formed for the purpose of providing nuclear plant support services; and

                    WHEREAS, Contracting Owner owns and operates the Duane Arnold Energy Center, 15 miles northwest of Cedar Rapids, Iowa (hereinafter the "Plant"); and

                    WHEREAS, Contracting Owner desires to receive services from NMC, and NMC desires to provide services to Contracting Owner, in accordance with the terms set forth in this Agreement.

                    NOW, THEREFORE, it is hereby agreed as follows:


                                      ARTICLE 1

                                 Definition of Terms
                                 -------------------

                    The following terms, when used in this Agreement, shall have the meanings indicated below:

                    1.1 "Applicable Contracting Owner Policies" refers to Contracting Owner's policies and procedures, Plant operating plans, budgets and procedures agreed upon by the parties and adopted by the Contracting Owner's Governing Board pursuant to
          Section 2.1 as applicable to NMC Service Personnel and the Services to be provided by NMC.

                    1.2 "Basic Services" shall mean the nuclear power plant support services to be provided by NMC identified pursuant to the process described in Section_2.4.

                    1.3  "Cost" shall mean:

                         a) With respect to Services provided Contracting Owner by NMC, (i) the actual cost to NMC of providing such services which shall include the allocable charges for resources provided by an Owner to NMC as described in Section 1.3(b) below;
          (ii) direct cost of non-Owner contractors; (iii) the salaries and personnel overheads (benefits) of NMC employees; (iv) a return on and of the NMC's investment in any capital item associated with providing Services, based on a composite of the Owner's authorized returns on equity; and (v) an allocation of the NMC's own administrative and general costs. The methodology for charging items (iii), (iv) and (v) shall be established in the NMC Budget pursuant to Section 3.1.

                         b) With respect to resources provided by an Owner to NMC, (i)_the direct cost of any contractors retained by an Owner; (ii)_the salaries and personnel overheads (benefits) of Owner's employees; (iii)_the fully allocated administrative and overhead costs associated with provision of an Owner's employees; and (iv) a return on and of the Owner's investment in any capital item required to provide such resource. Items (ii), (iii) and
          (iv) shall be determined in accordance with normal and standard allocation methods generally used by Owner for transactions with affiliates.

                    1.4 "FERC" means the Federal Energy Regulatory Commission or its successor regulatory body.

                    1.5  "INPO" means the Institute of Nuclear Power
          Operations.

                    1.6 "Market Price" means the generally prevailing price for similar services or products in the region served by NMC.

                    1.7 "Member" means a person who is a member, as defined in Section 183.0102(15), Wis. Stats., of NMC.

                    1.8 "NMC Budgets" refers to the preliminary budget and the subsequent budget for each service, and revisions thereto, for the Costs of NMC in providing Services to Contracting Owner pursuant to this Agreement as further described in Section 3.2, including any Costs for the account of Contracting Owner pursuant to third-party contracts entered into by NMC as Contracting Owner's agent pursuant to Section 2.7.

                    1.9 "NMC Service Personnel" shall mean NMC officers, employees, leased employees, agents and contractors who may provide any portion of Services to Contracting Owner.

                    1.10 "NMC Shared Officers" refers to individuals who are or may become and/or remain officers of NMC but shall also be officers of Owner.

                    1.11 "NRC" means the United States Nuclear Regulatory Commission or its successor having responsibility for administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and any amendments thereto.

                    1.12 "Optional Services" shall mean nuclear power plant support services that are not Basic Services.

                    1.13 "Owner" means a person which owns an interest in a nuclear power plant facility located in the United States and which is a Member or an Affiliate of a Member (other than solely by reason of the relationship of such Person and a Member with
          NMC).

                    1.14 "Plant Operating License" means the facility Operating License for the Plant, and amendments thereto as may be issued from time to time by the NRC.

                    1.15 "Services" shall mean the nuclear power plant support Basic Services and Optional Services ordered pursuant to
          Section 2.3. Services ordered shall be described in exhibits to be attached to this Agreement by amendment.


                                      ARTICLE 2

                                  Scope of Services
                                  -----------------

                    2.1  General.  During the term of this Agreement, NMC
                         -------
          agrees to provide the Basic Services regarding the Plant and all or that portion of Optional Services as Contracting Owner may request; provided, however, that ultimate responsibility for day-to-day plant operation, budgetary controls, operating plans, and management and overall direction of the Plant shall be retained and reserved exclusively for Contracting Owner. NMC's provision of Services shall be dependent upon Contracting Owner and other Owners fulfilling their obligations to provide resources under Section 4.6 of this Agreement. Services shall be provided in accordance with the specifications established by NMC and Contracting Owner.

                    2.2  NMC Shared Officers.  NMC may have one or more
                         -------------------
          officers who may be officers of both NMC and Contracting Owner, or who may be officers of NMC and another Owner to which the NMC is providing Services. An officer of Contracting Owner shall be an NMC Shared Officer if and for so long as Owner agrees.

                    2.3  Scope of Services.
                         -----------------

                         (a)  Basic Services.  Contracting Owner agrees to
                              --------------
          use good faith efforts to take, on a timely basis, the Basic Services identified pursuant to Section 2.4 as the recommended offerings to Contracting Owner by NMC. Contracting Owner further agrees that it shall use good faith efforts to take such Basic Services on an exclusive basis. However, Contracting Owner shall not be required to take Basic Services which would conflict with
          (i) preexisting contracts between Contracting Owner and unaffiliated third parties, or (ii) collective bargaining agreements involving Contracting Owner's workforce. In such event, Contracting Owner agrees to use best efforts to remove or reduce any such conflicts.

                         (b)  Optional Services.  NMC may offer Optional
                              -----------------
          Services to Contracting Owner which Contracting Owner may choose to order, but it shall not be required to do so.

                         (c)  Reliability.  If, (i)_for whatever reason NMC
                              -----------
          lacks or loses, or reasonably believes that in the near future it may lack or lose, the ability or resources to provide agreed upon Services, it shall promptly notify Contracting Owner; or (ii) if Contracting Owner, at any time, reasonably believes that NMC's provision of Services may jeopardize the safety, integrity or reliability of the Plant's operation, or compliance with government regulations, then Contracting Owner may obtain such services from sources other than or in addition to NMC, and shall promptly notify NMC of its intent to do so.

                         (d)  Cost and Budgets.
                              ----------------

                              (i)  As more fully described in Section 3.1,
          NMC shall provide Services at the lower of Market Price or NMC's Cost. The Parties agree that, unless established to the contrary, NMC's Cost of providing Services shall be deemed to reflect Market Price.

                              (ii) In the event it is determined that
          Services being provided by NMC would likely result in reimbursable amounts in excess of the approved NMC Budget for such Services, the NMC shall immediately inform Contracting Owner. The NMC shall not have authority to order or perform any Services which would cause the applicable NMC Budget to be exceeded without express approval from Contracting Owner or until the NMC Budget has been appropriately amended and approved by the Contracting Owner in accordance with Section 3.2.

                         (e)  Limitations on NMC.  NMC and NMC Service
                              ------------------
          Personnel shall have no authority to undertake any of the following activities:

                              (i)       sales, marketing or disposition of
          capacity or energy of the Plant;

                              (ii) decisions or announcements relative to the economic life of the Plant or retirement or the timing of decommissioning of the Plant;

                              (iii)     filings on behalf of Contracting
          Owner with any regulatory commissions; and

                              (iv)      entering into any agreement
          relating to brokering, pricing, marketing or sale of electricity from the Plant.

                    2.4  Implementation of Services.
                         --------------------------

                         (a)  Process.  Service Process Teams (SPTs) shall
                              -------
          promptly evaluate Services listed on Exhibit_A and such other Services as may be agreed to by Owners. The SPTs shall determine which of such Services, or group of such Services, can be provided by the NMC to Owners in a manner that will enhance safety and reliability of the Owners' nuclear facilities and be provided in a cost effective and efficient manner. Each SPT shall be comprised of a representative from Alliant Energy (until December_31, 1999, unless Alliant Energy Resources, Inc. becomes an NMC Member prior to such date), Northern States Power Company, Wisconsin Electric Power Company and Wisconsin Public Service Corporation, to the extent such companies remain Owners and are Members or are affiliated with Members. Each SPT shall recommend to the NMC and the Owners the Services which it believes, based on agreement of its members, can be provided in a manner that will enhance safety and reliability and be provided in a cost effective manner as well as the method and schedule for providing such Services. In the event an SPT cannot reach agreement on which Services, if any, can be provided to Owners in such manner, the matter shall be referred to the Chief Nuclear Officers ("CNOs") of Alliant Energy (until December_31, 1999, unless Alliant Energy Resources, Inc. becomes an NMC Member prior to such date), Northern States Power Company, Wisconsin Electric Power Company and Wisconsin Public Service Corporation, who shall promptly review the matter and take such action regarding a recommendation to the NMC as all of the CNOs deem appropriate. NMC shall consider the SPT or CNO recommendations in offering Services to Owners. The NMC shall be responsible at its expense for overseeing the activities of the SPT's and coordinating timely completion of the evaluation and recommendation process. Owners agree, at each Owner's expense, to make personnel available to participate in SPT's and to provide other resources as reasonably required, as well as information concerning their plants.

                         (b)  Implementation Schedule.  NMC shall offer
                              -----------------------
          such services selected pursuant to Section 2.4(a) to Owners as NMC believes can enhance reliability and safety and be provided in a cost effective and efficient manner, i.e. the Basic Services, and shall propose a schedule for implementation of such services so identified. NMC and Owners shall work in good faith, and in consideration of Owners' commitment to use good faith efforts to take Basic Services on a timely basis, to agree to an implementation schedule, consistent with obtaining all necessary regulatory approvals and Owner resources. At least thirty (30) days prior to implementation of one or more specific services, NMC shall prepare revised Budgets for the specific services to be implemented. Nothing in this subsection shall be construed to mean that each Owner must begin dedicating resources to or taking services at precisely the same time, unless otherwise agreed to in the implementation schedule.

                    2.5  Compliance and Qualifications.  NMC shall and will
                         -----------------------------
          cause NMC Service Personnel to comply with Applicable Contracting Owner Policies, including without limitation procedures applicable to personnel granted unescorted access to the Plant. NMC Service Personnel providing services under this Agreement shall all be qualified by education, training, or experience, and shall be capable of performing to industry and/or applicable professional standards. Such personnel also shall meet all applicable NRC operating license, technical specifications, and other applicable regulatory requirements and commitments. Qualification shall be subject to audit and nonqualifying NMC Service Personnel shall not engage in activities for which they are not qualified.

                    2.6  No Discrimination.  NMC agrees that it shall not
                         -----------------
          knowingly take or fail to take any action in connection with the Plant where such action or inaction would be reasonably expected to put Contracting Owner or the Plant at a disadvantage to any other plant to which NMC provides Services or which jeopardizes the safety, integrity, or reliability of Contracting Owner's plant operations. NMC agrees that in providing Services, NMC will comply with all applicable governmental rules and regulations regarding Contracting Owner's Plant. If NMC believes it may not be able to fulfill its obligations under this Agreement, it shall promptly notify Contracting Owner pursuant to
          Section 2.3

                    2.7  Agency Appointment for Procurement of Goods and
                         -----------------------------------------------
          Services.  In connection with that portion of the Services which
          --------
          NMC is to provide pursuant to Section 2.3 and subject to Section
          2.8 below, Contracting Owner hereby appoints and employs NMC as Owner's procurement agent for the acquisition of materials, equipment or supplies for the Plant, and the retention, on Contracting Owner's behalf, of third party services for the efficient and safe management and operation of the Plant. NMC accepts such agency appointment and agrees that such procurement services, as agent of Contracting Owner, shall comply with applicable laws and shall include: (i) preparation of specifications, requests for bids, purchase orders, contracts, and revisions, using NMC best efforts to negotiate terms and conditions favorable to Contracting Owner; (ii) analysis of bids and the award of contracts and issuance of purchase orders in the name of the Contracting Owner relating to the operation of the Plant; and (iii) execution, modification, amendment, or termination of any contracts, including, without limitation, leases, agreements, purchase orders, or rental agreements relating to the operation of the Plant. All such contracts shall clearly identify Contracting Owner as the principal party with responsibility for payment thereunder.

                    2.8  Restrictions on Agency Procurement Authority.
                         --------------------------------------------
          Notwithstanding Section 2.7 above, NMC shall have no authority under this Agreement without the prior written approval of Contracting Owner, (i) to obligate Contracting Owner in excess of the budgeted amounts set forth in NMC Budgets approved by Contracting Owner established pursuant to Section 3.2(ii) to sell, encumber, or otherwise dispose of any real property or any equipment or personal property owned by Contracting Owner and comprising the Plant, except for Plant equipment that has been determined by Contracting Owner to be obsolete, surplus, or that is considered a part of the Plant spare parts inventory that is regularly replaced in the normal course of business; or (iii) to purchase or contract for any goods or services that are priced above Cost from any of NMC's Members or affiliated companies.


                                      ARTICLE 3

                                  Costs and Budgets
                                  -----------------

                    3.1  Cost Reimbursement.  That portion of the Services
                         ------------------
          provided by or through NMC pursuant to Article 2 of this Agreement shall be charged to Contracting Owner at lower of Cost or Market Price, and Contracting Owner will reimburse NMC for such services in accordance with Section 3.4 during the term of this Agreement; provided, however, that such reimbursable amounts shall not exceed the then-current applicable NMC Budget approved pursuant to Section 3.2 below, without the prior written approval of the Contracting Owner. The methods of determining the Costs and allocation of Costs incurred for the benefit of multiple Owners to be reimbursed by Contracting Owner are set forth in
          Exhibit B attached hereto and made a part hereof.   The method of
          determining the composite return , the specific allocation methodology of Owner, and the salaries and benefits (including whether the Owner will charge a blended rate for different classifications of leased employees) shall be established in the NMC Budget pursuant to Section 3.2 below.

                    3.2  NMC Budgets.  The preliminary estimate of costs to
                         -----------
          be reimbursed to NMC for provision of Services by NMC (including direct Contracting Owner amounts payable to third parties pursuant to Contracting Owner contracts executed by NMC as agent for Contracting Owner) for the Plant for the period of
                     , 1999 through December 31, 1999 shall be provided to
          -----------
          Contracting Owner following selection of Services pursuant to
          Section 2.4, for its approval. No later than September 1 of any year, NMC shall submit to Contracting Owner for its approval a proposed budget on reimbursable charges to be incurred by NMC in providing Services for the next year of this Agreement. In the event that charges expected to be incurred by NMC in providing Services hereunder are anticipated to exceed the previously agreed upon NMC Budget, NMC shall notify Contracting Owner of the anticipated excess and the reason for the excess, and obtain written approval of Contracting Owner of the addition to the NMC Budget prior to incurring charges in excess of the applicable NMC Budget. NMC shall provide monthly budget variance reports.

                    3.3  Plant Budget. The portions of the existing 1999
                         ------------
          budget for capital costs and costs of operation of the Plant that has been approved by the Contracting Owner, and are necessary for preparation of NMC Budgets, will be provided to NMC following selection of Services pursuant to Section 2.4. These portions of the Plant budget shall be used by NMC to develop NMC Budgets for services pursuant to Section 2.4. For any subsequent Owner budget years during the term of this Agreement, portions of annual Plant budgets necessary for preparation of NMC Budgets, will be submitted by Contracting Owner to NMC for its comments by no later than July_1, and the final Plant budget will be adopted thereafter by the Contracting Owner in its sole discretion. This budget will be used by NMC to develop future NMC Budgets. The parties recognize that adjustments may be made by the Contracting Owner to previously approved Plant budgets from time to time during any contract year to reflect changes and unforeseen circumstances. Such changes will not be deemed to authorize a change in NMC Budgets without obtaining the prior written approval of Contracting Owner pursuant to Section 3.2

                    3.4  Invoicing and Payment.  Unless other invoicing
                         ---------------------
          intervals are agreed upon in writing by the parties, NMC will prepare and submit to Contracting Owner monthly invoices by the last day of a month for reimbursable charges within the NMC Budget incurred by NMC during the preceding month subject to the limitations in Section 3.1, and each invoice shall be itemized and shall be supported by documentation as Contracting Owner may reasonably require. Payments shall be made by Contracting Owner to NMC within twenty (20) days after receipt of any properly rendered invoice. If Contracting Owner disputes any amount shown on said invoice, it shall nevertheless pay such amount, subject to refund with interest, and the parties shall promptly seek to resolve the disputed amount. Any dispute regarding an invoice must be raised within one year after the due date of such invoice or shall be waived.

                    3.5  Audit Rights.  NMC shall keep records and books of
                         ------------
          account supporting reimbursable charges invoiced pursuant to
          Section 3.4. NMC will make such books and records available for inspection by Contracting Owner so as to enable Contracting Owner to verify the accuracy of charges at reasonable and mutually agreeable times during the term of this Agreement and for a period of three years from termination or expiration of this Agreement or such longer term as may be required by NRC rules. NMC shall make its records and books of account related to this Agreement available to applicable regulatory authorities to the extent required by law.


                                      ARTICLE 4

                    General Responsibilities of Contracting Owner
                    ---------------------------------------------

                    4.1  Applicable Contracting Owner Policies.
                         -------------------------------------
          Contracting Owner agrees that NMC's obligations hereunder are conditioned upon Contracting Owner providing NMC with its Applicable Contracting Owner Policies as are proposed to be applicable to the NMC and/or NMC Service Personnel for review. NMC may propose changes to Applicable Contracting Owner Policies if deemed necessary. If both parties agree in writing to changes of Applicable Contracting Owner Policies, Contracting Owner agrees to take all action as may be required to adopt any new or revised Applicable Contracting Owner Policies as agreed upon by the parties and as may be necessary or appropriate to describe the specific duties and limited authority of the NMC and to provide NMC with Plant information as necessary and appropriate to enable it to perform its responsibilities and duties. NMC shall be entitled to rely upon such corporate and Plant information provided by Contracting Owner.

                    4.2  Delegation of Procurement Authority.  Subject to
                         -----------------------------------
          the restrictions set forth in Sections 2.7, 2.8 and 3.2, Contracting Owner shall take such further actions as may be necessary to delegate authority to NMC, as agent, to procure certain materials, equipment or supplies for the Plant that become Contracting Owner's property and acquire third party services for the efficient and safe management and operation of the Plant and to notify suppliers and contractors of such agency delegation. All contracts or orders for such goods or services shall clearly identify Contracting Owner as the principal party and must be approved in accordance with all Applicable Contracting Owner Policies, including, without limitation, procurement policies and procedures.

                    4.3  Plant Costs.  Contracting Owner shall remain
                         -----------
          solely responsible for all costs of capital improvements and additions at the Plant and all costs of operating the Plant, as well as any fines, penalties, or other liabilities arising out of Plant operations, whether based on negligence, breach of warranty, tort, strict liability, or otherwise. Neither NMC, its officers or employees, nor any of its Members nor NMC Service Personnel shall incur any liability for Plant costs or debts or other obligations of Contracting Owner or arising from Plant operations.

                    4.4  Contracting Owner and Operator.  Contracting Owner
                         ------------------------------
          at all times during the term of this Agreement shall remain the licensed owner of the Plant, shall retain ultimate control over Plant operations, shall hold the Plant Operating License, and shall be entitled to all of the capacity and energy from the Plant. Contracting Owner shall retain exclusive authority, and NMC shall have no authority, to sell or otherwise dispose of capacity and energy from the Plant.

                    4.5  Access.  Contracting Owner agrees that, subject to
                         ------
          nondisclosure restrictions as may be imposed by preexisting contracts and applicable legal requirements, it will provide NMC with access to the Plant, its personnel, its books, records, studies, reports, contracts, data and other information relating to the Plant. NMC agrees that all such information to which it is provided access during the course of this Agreement shall remain the property of Contracting Owner and shall not be disclosed to third parties except as permitted by Section 11.3 of this Agreement.

                    4.6  Duty to Provide Resources to NMC.
                         --------------------------------

                         (a)  Commitment.  Contracting Owner shall make
                              ----------
          available to the NMC such resources as are reasonably necessary for NMC to provide Basic Services to participating Owners. Personnel resources shall be provided either through employee leases, direct employee charges, transfer of employees to NMC or a combination thereof. Other resources to be made available include, but are not limited to, office space, vehicles, furniture, equipment, informational systems and computer time. Resources made available by Contracting Owner pursuant to this Agreement must remain available to NMC for a sufficient period of time to allow the NMC to efficiently provide to any or all of the participating Owners the Basic Services. If defective or inadequate resources are provided by Contracting Owner on a recurring basis, such action shall be deemed to constitute a failure to provide resources pursuant to this Section 4.6 and shall constitute a material breach under Section 5.5(b).

                         (b)  Termination of Duty.  In the event of
                              -------------------
          termination of this Agreement under Article 5 prior to the end of the term, the Parties agree that the notice period set forth in
          Section 5.3 is sufficient to fulfill Contracting Owner's obligations under Section 4.6(a). However, if NMC terminates this Agreement pursuant to Section 5.5 as a result of Contracting Owner's breach, Contracting Owner shall nonetheless be required to make resources available to NMC for the longer of a period of 180 days following such termination or until the end of the calendar year. This obligation relating to a Contracting Owner's breach under Section 5.5 shall survive termination of this Agreement.

                         (c)  Preemption.  Nothing is this Section 4.6
                              ----------
          shall require any Contracting Owner to commit resources to the NMC if such action would, in the sole judgment of Contracting Owner, jeopardize the safety, reliability or integrity of Contracting Owner's Plant or cause Contracting Owner to be out of compliance with any regulatory requirement applicable to Contracting Owner's Plant. This Section 4.6 shall not be construed so as to impact or impair Contracting Owner's contractual rights or obligations to persons which are not participating Owners for provision of any of the services offered by NMC, if such contract was entered into prior to this Agreement. Such preexisting contracts are identified on Exhibit C.

                         (d)  Reimbursement for Resources.  Contracting
                              ---------------------------
          Owner shall be reimbursed by NMC for resources provided pursuant to Section 4.6(a) at the lower of Contracting Owner's Cost or Market Price. The determination and allocation of Cost, invoicing and payments shall be made substantially as provided in Sections 3.1 and 3.4 and subject to Section 3.5.

                         (e)  Pre-existing Contracts.  This Section 4.6
                              ----------------------
          shall not be construed so as to impact or impair Contracting Owner's contractual rights or obligations to persons for provision of nuclear management services also offered by the NMC if such contract was entered prior to or within three months after the execution date of this Agreement. Such pre-existing contracts in place as of the date of execution of this Agreement are identified on Exhibit C. Nor shall this Agreement limit the ability of Contracting Owner from offering to provide nuclear management services to non-Owner third parties prior to the time that such service is offered to be provided by the NMC. In the event that Contracting Owner enters agreements for such third party services prior to such service being offered by the NMC, such contract will be deemed to be an Exhibit C contract.


                                      ARTICLE 5

                                 Term and Termination
                                 --------------------

                    5.1  Term.  The initial term of this Agreement shall
                         ----
          commence on the later of             , 1999 or the first day of
                                   ------------
          the month following receipt of all necessary regulatory approvals and shall terminate on December 31, 2000, subject to prior termination or extension in accordance with this Article.

                    5.2  Renewal.  The initial term of this Agreement may
                         -------
          be extended only upon mutual written agreement of the parties prior to expiration of the then-current term for successive renewal periods of duration as may be agreed upon in writing by both parties ("Renewal Terms").

                    5.3  Termination Without Cause.  Contracting Owner may
                         -------------------------
          terminate this Agreement with or without cause by providing NMC with written notice of intent to terminate at the end of the current calendar year or 180 days following the date of notification, whichever is longer. Upon such termination, Contracting Owner shall pay to NMC reimbursable charges and overheads pursuant to Article 3, incurred prior to the effective date of termination, and its share of NMC overhead costs for the remainder of the year in which termination occurs.

                    5.4  Termination Because of Governmental or Judicial
                         -----------------------------------------------
          Acts.  If any term or provision of this Agreement should be
          ----
          declared invalid or unenforceable by a court of competent jurisdiction or by other governmental or regulatory action or policy or if performance hereof by either party is prohibited or substantially impaired by an order of a regulatory or governmental body having jurisdiction, the parties agree that, to the extent practical, they will renegotiate this Agreement in good faith to permit this Agreement to be performed or the terms to be implemented as close as possible to the original intent and in a manner that will be consistent with applicable laws, regulations, and court or regulatory agency rulings. However, if such renegotiation is not possible or practical, or the parties cannot reach agreement on the terms of the revised agreement, either party may immediately terminate this Agreement effective upon providing written notice to the other party. Any such termination, however, shall not relieve a party from its obligation to pay for services provided, incurred or committed to prior to the date of termination.

                    5.5  Termination For Cause.  Either party may terminate
                         ---------------------
          this Agreement if the other party commits a "material breach" of its obligations under this Agreement, provided that the terminating party must first provide written notice of the "material breach" as defined herein and must allow the other party at least 30 days to cure or provide a remedy for any such "material breach." If after the applicable cure period, the "material breach" has not been remedied or if the parties agree in writing that a longer period of time is to be allowed to remedy such "material breach," then if it is not corrected within such reasonable time as may be agreed upon by the parties, this Agreement may be terminated immediately by written notice of termination. For purposes of this paragraph, the term "material breach" shall mean the following:

                         (a)  the failure of either party to make any
          payment required to be made in accordance with the terms hereof;
          or

                         (b) the failure of either party to perform, keep or fulfill any other material undertakings, obligations or conditions set forth in this Agreement, including without limitation, the obligations by Contract Owner to take Basic Services exclusively from NMC pursuant to Section 2.3 and to provide resources to NMC pursuant to Section 4.6, and the obligations of the parties regarding compliance with Applicable Owner Policies, record-keeping requirements, insurance and indemnification requirements, confidentiality requirements and warranties.

                    5.6  Mutual Agreement.  This Agreement shall be
                         ----------------
          terminated at any time and for any reason if mutually agreed upon in writing by duly authorized representatives of both parties.

                    5.7  Limitation on Remedies for Breach.
                         ---------------------------------

                         (a)  Contracting Owners Material Breach.  NMC's
                              ----------------------------------
          sole and exclusive remedy against Owner for material breach of this Agreement as defined in Section 5.5 are:

                              (i)  for breach of Contracting Owner's
          payment obligations: the ability to sue to collect amounts owed under the terms of the Agreement plus reasonable interest;

                              (ii) for breach of Contracting Owner's
          obligations to provide resources pursuant to Section 4.6: the ability to recover expenses in excess of Contracting Owner's cost of providing resources reasonably incurred to provide Services to Owners under then existing NMC contracts for the longer of a period not to exceed 180 days and until the end of the year in which the breach occurred.;

                              (iii) for Contracting Owner's failure to take Services exclusively from NMC pursuant to Section 2.3, or any other material breach by Contracting Owner: the right to terminate this Agreement and recover amounts which Contracting Owner would have been liable for upon termination under Section 5.3.

                         (b)  NMC's Breach.  Contracting Owner's sole and
                              ------------
          exclusive remedy against NMC for its material breach of this Agreement as defined in Section 5.5 is to terminate this Agreement, however for breach by NMC of its obligation to pay Contracting Owner for resources provided, Contracting Owner may recovery such amounts with interest.

                    5.8  Limitation of Contracting Owner's Liability.  NMC
                         -------------------------------------------
          expressly agrees that Contracting Owner shall not be liable to NMC for any monetary damages arising out of the performance of this Agreement, except as expressly described in Section 5.7 and that Contracting Owner shall not be liable for any indirect, special or consequential damages, economic losses or lost profits even if Contracting Owner has been notified of the possibility of such damages or losses and regardless of whether such damages or losses are based upon Contracting Owner's negligence, breach of warranty, breach of contract, tort, strict liability or any other legal theory.

                    5.9  Transition.  Prior to termination for any reason,
                         ----------
          the parties shall work in good faith to insure a satisfactory transfer of responsibility and work in process and obtaining approval from any regulatory agency or judicial or governmental body if required for such transfer.


                                      ARTICLE 6

                                    Force Majeure
                                    -------------

                    Without limiting rights of termination pursuant to
          Section 5.3 and Section 5.4 above, either party shall be excused from any failure or delay in performing its obligations under this Agreement, except for delay in payment of compensation owed for Services previously performed or resources previously provided pursuant to this Agreement, where the delay or failure is caused by an event beyond the affected party's reasonable control, including but not limited to events such as inability to obtain any necessary regulatory approvals, accidents, explosions, acts of God, and acts of any governmental body mandating the termination or delay of performance of this Agreement.


                                      ARTICLE 7

                      Insurance and Nuclear Liability Protection
                      ------------------------------------------

                    7.1  NMC Coverage.  NMC shall provide and maintain in
                         ------------
          full force and effect, the following insurance coverages, or its equivalent satisfactory to Contracting Owner, with minimum limits as indicated, (which may also be revised to reasonable amounts consistent with similar industry practice at the Contracting Owner's discretion from time to time) at all times during the term of this Agreement, and beyond, as required.

                         (a) NMC shall maintain worker's compensation and employer's liability insurance as required by appropriate State Law.

                         (b)  NMC shall maintain commercial general
          liability (CGL) insurance (or its equivalent satisfactory to Contracting Owner) and, if necessary, commercial umbrella or excess insurance with a total limit of not less than $2,000,000 each occurrence. Contracting Owner shall be included as an additional insured under the CGL insurance.

                         (c)  NMC shall maintain automobile liability
          insurance (or its equivalent satisfactory to Contracting Owner) and, if necessary, commercial umbrella or excess liability insurance with a combined single limit (or equivalent) of not less than $2,000,000 each accident. Contracting Owner shall be included as an additional insured.

                         (d) NMC waives all rights against Contracting Owner and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by any of the insurance required above.

                    NMC shall furnish the Contracting Owner with duly executed Certificates of Insurance certifying that such insurance has been provided and that the insurance companies will give the Contracting Owner thirty (30) days prior written notice of any material change in, or cancellation of, such insurance coverage. Such certificate shall also specify the dates when such insurance commences and expires. Certificates should be delivered to the Contracting Owner's contract manager.

                    The NMC agrees that such insurance shall be maintained throughout the entire term of this Agreement.

                    7.2  Nuclear Protection.  At no cost to NMC,
                         ------------------
          Contracting Owner will maintain or cause to be maintained nuclear liability financial protection and property damage insurance in forms and amounts required by the NRC or other regulatory bodies. Such insurance shall expressly exclude subrogation of claims arising out of a nuclear incident as defined in Section 170 of the Atomic Energy Act of 1954 as amended. Contracting Owner further hereby waives rights of recovery, including any right to which another may be subrogated, for loss or damage to property at the Plant as is or may be insured under its property damage insurance policies arising directly or indirectly out of Services provided pursuant to this Agreement.

                    NMC shall promptly inform Contracting Owner in writing of every employee's workers compensation or tort liability claim for bodily injury allegedly caused by a nuclear energy hazard arising out of the nuclear facility, or in the course of transporting nuclear material to or from the nuclear facility.

                    NMC's written notice shall provide:

                    1.   Name and address of claimant;
                    2. Time and place of alleged exposure to nuclear energy hazard, if known; and
                    3.   Description of alleged bodily injury.

                    The notice shall be provided to the Risk Management Department at Contracting Owner's principal offices.


                                      ARTICLE 8

                      Limitations on Liability; Indemnification
                      -----------------------------------------

                    8.1  Exclusive Warranties and Remedies.  NMC shall
                         ---------------------------------
          provide well qualified and experienced personnel to perform Services pursuant to this Agreement. Names and backgrounds of personnel providing Services shall be provided to Contracting Owner upon request. All Services provided by NMC hereunder shall be performed in a professional and competent manner. If any Services provided by NMC to Contracting Owner fail to conform to this standard, NMC shall, at the option of Contracting Owner, either correct or reperform such deficient services at Contracting Owner's sole cost, and such reperformance or correction shall be the sole and exclusive remedy available to Contracting Owner hereunder for defective Services, regardless of whether any claims are based on negligence, breach of warranty, tort, strict liability or any other legal theory.

                    8.2  Waiver and Disclaimer of Damages. Contracting
                         --------------------------------
          Owner expressly agrees and acknowledges that NMC, its member companies, NMC Service Personnel, and any officers, directors or employees of NMC shall not be liable to Owner for any monetary damages arising out of the performance of this Agreement, including direct, indirect, special or consequential damages, economic losses or lost profits even if NMC has been notified of the possibility of such damages or losses and regardless of whether such damages or losses are based upon NMC's negligence, breach of warranty, tort, strict liability or any other legal theory, except as provided in Section 5.7(b).

                    8.3  Indemnity.  Contracting Owner hereby agrees to
                         ---------
          indemnify and hold harmless NMC, its Members, NMC Service Personnel, and any officers, directors, employees and agents of NMC and its Members from any and all expenses, losses, liabilities or damages of any kind whatsoever, and regardless of whether based upon NMC's negligence, breach of warranty, breach of contract, tort, strict liability or any other legal theory in connection with or related to any claim brought by any third party in connection with Services provided by or through NMC pursuant to this Agreement; provided, however, that the indemnity obligation of Contracting Owner shall not apply to:

                         (a)  any failure of NMC to make appropriate
          federal and state employment tax withholding and contributions as may be required; or

                         (b) any claims for personal injuries suffered by NMC Service Personnel to the extent such personal injuries are covered by the proceeds of the Workers' Compensation Policy required to be maintained by NMC; or

                         (c) any other claims to the extent covered by insurance proceeds of either party.

                    8.4  Survival.  The provisions of this Article 8 shall
                         --------
          specifically survive the expiration or termination of this Agreement for any reason.

                    8.5  Disclaimer of Warranties.  EXCEPT AS PROVIDED IN
                         ------------------------
          SECTION 8.1 ABOVE, NO WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY TO SERVICES PERFORMED HEREUNDER.


                                      ARTICLE 9

               Compliance with Laws, Regulations and Site Requirements
               -------------------------------------------------------

                    9.1  General.  Both parties shall observe and comply
                         -------
          with all applicable Plant health, safety and security rules, programs or procedures and shall abide by all applicable laws, federal, state and local and the rules and regulations of any lawful regulatory body in connection with Services provided pursuant to this Agreement.

                    9.2  Energy Reorganization Act.  Without limiting the
                         -------------------------
          generality of Section 9.1 above, both parties specifically agree to comply with Section 211 of the Energy Reorganization Act of 1974, as amended (the "Act"), that prohibits NRC licensees and their contractors and subcontractors from discharging or otherwise discriminating against any employee engaging in protected activities described in the Act. If either party's employees, agents, subcontractors or suppliers makes any allegations or files a complaint with the Department of Labor pursuant to the provisions of Section 211 of the Act and if such allegation or complaint is made either directly or indirectly in connection with Services performed pursuant to this Agreement, then the party first obtaining knowledge or receiving notice of such allegation or complaint shall promptly notify the other party of the complaint and the parties shall keep each other advised as to all significant developments regarding such allegation or complaint. Both parties further agree that neither party will enter into any agreement affecting compensation, terms, conditions and privileges of employment, including any agreement to settle any claim, allegation or complaint filed by an employee with the Department of Labor pursuant to Section 211 of the Act that contains any provisions prohibiting or otherwise discouraging an employee from providing the NRC with information on hazardous conditions, potential violations or any other matters within the NRC's regulatory responsibilities.


                                      ARTICLE 10

                            Representations and Warranties
                            ------------------------------

                    10.1 Representations of NMC.  NMC hereby represents and
                         ----------------------
          warrants to Owner as follows:

                         (a) NMC is a limited liability company, duly organized under the laws of the State of Wisconsin.

                         (b) NMC has taken all action necessary to enter into this Agreement and to perform its obligations hereunder.

                         (c) This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligation of NMC, enforceable against NMC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and as may be set forth on Exhibit hereto.
          ---
                         (d) The execution and delivery of this Agreement and the performance by NMC of its obligations hereunder will not violate any contract to which NMC or any of its affiliated companies is a party, or any law, order, judgment or decree of any federal, state or local court, or require any regulatory
          approval, except as set forth on Exhibit     hereto.
                                                   ---
                         (e)  Except as may be set forth on Exhibit
                                                                    ----
          hereto, there are no actions, suits, or proceedings pending or threatened against NMC before any federal, state, local or other governmental department, regulatory agency or judicial body that would, if decided adversely have a material adverse affect on NMC, its business or its ability to perform this Agreement.

                    10.2 Representations of Contracting Owner.  Contracting
                         ------------------------------------
          Owner represents and warrants to NMC as follows:

                         (a) Contracting Owner is a corporate body, duly organized and existing under the laws of the State of Wisconsin.

                         (b) Contracting Owner has taken all official action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

                         (c) This Agreement has been duly executed and delivered by Contracting Owner and constitutes the valid and binding obligation of Contracting Owner, enforceable against Contracting Owner in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and as may be set forth on Exhibit
                                                                 ---
          hereto.

                         (d) The execution and delivery of this Agreement, the performance by Contracting Owner of its obligations hereunder will not violate any contract or agreement to which Contracting Owner or any of its affiliates is a party or any law, order, judgment or decree of any federal, state or local court or require any regulatory approval, except as set forth on Exhibit hereto.
          ---

                         (e)  Except as set forth on Exhibit     hereto,
                                                             ---
          there are no actions, suits or proceedings pending or threatened against Owner before any federal, state, municipal or any other governmental department, regulatory agency or judicial body that would if decided adversely have a material adverse affect on Contracting Owner, its business or its ability to perform this Agreement.

                                      ARTICLE 11

                                   Confidentiality
                                   ---------------

                    11.1 Nondisclosure.  In order for NMC to carry out the
                         -------------
          purposes of this Agreement, Contracting Owner may need to share confidential and proprietary business information with NMC but shall do so only to the extent needed to carry out the purposes of the Agreement. For purposes of this Agreement, such information shall be limited to plant specific cost information related to the services which may be offered by the NMC and procedures or operations regarding such services, as well as information on cost or price of items to be jointly procured by NMC on behalf of Owners. NMC shall maintain the confidentiality of all proprietary, non-public data and information relating to the business affairs of Contracting Owner which NMC may have access to or receive from Contracting Owner. NMC shall treat all data, reports and other written documents developed by NMC and provided to Contracting Owner as part of Services pursuant to this Agreement as the proprietary information of NMC. NMC shall not publish or otherwise disclose to any third parties except to its agents, attorneys or consultants who are under obligations of confidentiality, without the prior written consent of Contracting Owner, any of the proprietary, non-public information provided to NMC by Contracting Owner or developed by NMC pursuant to this Agreement. NMC shall take steps to assure that proprietary information of Contracting Owner is reviewed only by NMC Service Personnel with a need to see such information to carry out these duties described herein.

                    11.2 Notification.  The parties further agree to notify
                         ------------
          each other of any requests by a third party, including any regulatory body, for the disclosure of any information to be treated as confidential pursuant to this Article and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable court orders, laws and/or regulations.

                    11.3 Permitted Disclosures.  Notwithstanding anything
                         ---------------------
          to the contrary herein, neither party nor the employees of either of them shall be restricted in any way from providing (i) safety or other information to the NRC on matters within the NRC's regulatory responsibilities or (ii) from disclosing information to INPO or (iii) from disclosing information to the extent required for compliance with court orders, laws or regulatory requirements.


                                      ARTICLE 12

                                    Miscellaneous
                                    -------------

                    12.1 Governing Law.  This Agreement shall be governed
                         -------------
          and construed in accordance with the laws of the State of Wisconsin.

                    12.2 Notices.  All notices required to be given
                         -------
          pursuant to this Agreement shall be in writing and shall be deemed to have been delivered when delivered by hand or by facsimile (followed by mail). Facsimile numbers, mailing addresses and persons designated to receive notices pursuant to this Agreement are as follows:

          TO:       NMC

                    -------------------------------
                    -------------------------------
                    -------------------------------

          TO:       Contracting Owner

                    -------------------------------
                    -------------------------------
                    -------------------------------

                    12.3 Amendments.  No amendment, modification or waiver
                         ----------
          of any term or provision of this Agreement shall be effective unless in writing and signed on behalf of both parties by their authorized representatives.

                    12.4 Headings.  Headings used in this Agreement are for
                         --------
          convenience only and shall not be considered a part of the terms and conditions of this Agreement.

                    12.5 Non-Waiver.  The failure of either party to insist
                         ----------
          upon or enforce in any instance, performance by the other party of any of the terms of this Agreement or to exercise any rights conferred herein shall not be construed as a waiver or relinquishment of its rights to assert or rely upon such terms or rights on any future occasion.

                    12.6 Survival.  Obligations of payment, indemnity and
                         --------
          releases undertaken pursuant to this Agreement shall survive termination or expiration of this Agreement.

                    12.7 Assignment.  This Agreement shall not be assigned
                         ----------
          in whole or in part by either party without the prior written consent of the other party except that this Agreement may be assigned by Contracting Owner to a third party to whom all or substantially all of the Plant's assets has been transferred.

                    12.8 Intellectual Property Rights.  Any trade secrets,
                         ----------------------------
          technology, software applications or other intellectual property developed by NMC Service Personnel on behalf of NMC in the course of performing duties to provide Services to Owners pursuant to this and other Services Agreements with Owners (collectively referred to herein as "Intellectual Property") shall be owned jointly by each of the NMC Members that have funded (directly or indirectly) NMC operations during or prior to the development of such Intellectual Property by NMC; provided however, that NMC shall retain a nonexclusive license to use such Intellectual Property at any plants at which NMC may provide Services. Any trade secrets, technology, software applications or other intellectual property developed by Owner prior to the effective date of this Agreement are the Intellectual Property of Owner, and to the extent NMC wishes to utilize such property to carry out the Services, Owner and NMC agree to negotiate in good faith a separate license agreement to allow for such use by the NMC.

                    12.9 Third Party Beneficiaries.  Owners shall have the
                         -------------------------
          rights of third party beneficiaries with respect to the obligation of Contracting Owner to provide resources to NMC pursuant to Section 4.6.

                    12.10     Arbitration.  Any dispute or controversy
                              -----------
          arising out of or relating to this Agreement shall be determined and settled by third party arbitration and judgment upon the award rendered by the Arbitrator(s) may be entered in any court of competent jurisdiction. Such arbitration shall be conducted with three arbitrators in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association.

                    12.11     Entire Agreement.  This Agreement contains
                              ----------------
          the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings with respect to the subject matter hereof.

                    12.12     Regulatory Effectiveness.  This Agreement
                              ------------------------
          shall not become effective until all required regulatory approvals have been obtained and have been determined by Contracting Owner to not contain any condition, limitation or requirement which Contracting Owner, in its sole discretion deems unsatisfactory.


                    IN WITNESS WHEREOF, Contracting Owner and NMC have executed this Agreement effective as of the date first mentioned above.

                                   CONTRACTING OWNER

                                   BY:__________________________________
                                   TITLE:_______________________________
                                   DATE:________________________________



                                   NMC


                                   BY:__________________________________
                                   TITLE:_______________________________
                                   DATE:________________________________

                                      EXHIBIT A

                                       SERVICES


                                 SERVICE DESCRIPTIONS
                                 --------------------

          1.   Fuels Management

               The following lists the major areas to be covered by the Fuel Management Services:

                .   Negotiate and administer fuel commodity contracts
                .   Negotiate and administer fuel assembly fabrication
                    contracts
                .   Provide fuel accounting and financial planning support
                .   Provide coordinated fuel cycle management
                .   Develop and maintain common methods (where
                    cost-effective)
                .   Perform core design and safety analysis
                .   Provide technical support on fuels and core safety
                    issues

          2.   Procurement and Warehousing

               The following lists the major areas to be covered by the Procurement and Warehousing Services:

                .   Serve as procurement agent for goods and services
                .   Provide receipt, inspection, and return to supplier
                    controls
                .   Handle and store materials
                .   Provide inventory, issuance, and return to stock controls
                .   Provide for maintenance of materials and equipment in
                    stock
                .   Conduct inventory audits
                .   Provide housekeeping and maintenance of warehouse
                    facilities and environmental controls

          3.   Licensing

               The following lists the major areas to be covered by Licensing Services:

                . Provide a central point of coordination for all NRC licensing correspondence
                . Coordinate/assist in contacts with industry groups such as INPO, NEI and EPRI
                . Prepare common and/or consistent responses to NRC Generic Letters, Bulletins, Information Notices, Requests for Additional Information, proposed rulemaking, asset transfer, and operating license transfer submittals, etc.
                . Coordinate and assist with updates and changes to Technical Specifications and Final Safety Analysis Reports

          4.   Outage Support

               The following lists the major areas to be covered by Outage Support Services:

                . Create and maintain an integrated schedule of station activities such as major station improvements, modifications, scheduled outages, INPO evaluations, emergency drills, accreditation activities, regulatory activities, etc.
                . Provide planner, scheduler, and activity tracking support to Plants in refueling and maintenance outages
                . Develop consistent outage schedule profiles that minimize risk
                . Conduct site outage meetings to assure all Plant work groups are aware of schedule status including critical evolutions
                . Conduct outage critiques and incorporate the lessons learned into planning of future outages

          5.   Quality Assurance

               The following lists the major areas to be covered by the Quality Assurance Services:

                .   Determine the adequacy of supplier QA programs
                    including vendor evaluation and verification,
                    inspections, audits and reports
                .   Complete internal QA program audits required by the
                    NRC, prepare audit reports, identify and track
                    non-conforming items, and trend assessment results
                .   Perform inspections and audits of the fire protection
                    program
                .   Perform review of purchase orders and material receipt
                    inspections
                .   Administer the corporate and Plant QA programs
                .   Coordinate updates to, and consistency among, the Plant
                    QA Program Manuals

          6.   Records Management

               The following lists the major areas to be covered by the Records Management Services:

                .   Maintain current revisions of Plant working documents
                    such as operating procedures, surveillance procedures,
                    technical manuals ,drawings, Final Safety Analysis
                    Reports, Technical Specifications, etc.
                .   Maintain history files of completed and superceded
                    documents and operating records in accordance with the
                    record retention requirements of the Technical
                    Specifications and the QA Program
                .   Provide records access support such as library
                    functions, correspondence key word search, world-view
                    type computer access, etc.
                .   Develop and maintain records archival methods and
                    facilities such as microfilm processes, storage vaults,
                    records quality checks, etc.
                .   Perform periodic records quality and inventory checks

          7.   Safety Assessment and Oversight

               The following lists the major areas to be covered by the Safety Assessment and Oversight Services:

                .   Administer the Plant corrective action programs
                    (typically consisting of conditioning reporting, cause
                    coding, trending, and root cause analysis)
                .   Administer the Plant off-site review committee process
                    and other forms of independent assessment
                .   Administer, facilitate, and/or conduct Plant
                    self-assessments
                .   Provide NMC members to the off-site review committees
                    and assessment teams
                .   Provide self-assessment trending and analysis
                .   Develop and maintain a consistent set of Plant
                    performance indicators
                .   Provide rapid response, significant event investigation
                    teams

          8.   Security

               The following lists the major areas to be covered by the Security Services:

                .   Provide background investigations, clearance, and
                    badging services for workers needed unescorted Plant
                    access
                .   Administer the Plant Fitness For Duty programs
                .   Administer/provide oversight to the security force
                    contracts and conduct of Plant security activities
                .   Administer the Plant security program and maintain the
                    security plan, procedures, equipment and supplies
                .   Coordinate/conduct security force training and drills
                .   Identify potential security threat scenarios, develop
                    contingencies and implement security upgrades to meet
                    NRC inspection criteria and challenges

          9.   Training

               The following lists the major areas to be covered by the Training Services:

                .   Prepare and maintain program documentation and
                    instructor qualifications for accredited training
                    programs
                .   Maintain training facilities, classrooms, laboratories,
                    and simulators
                .   Perform upgrades to the Plant simulators and maintain
                    simulator fidelity
                .   Provide classroom, laboratory, on-the-job, and
                    simulator training instruction
                .   Maintain testing schedules, records and exam histories
                .   Provide General Employee Training for personnel
                    requiring unescorted access to the Plants
                .   Conduct training program self-assessments and prepare
                    Self-Evaluation Reports for the accredited programs
                .   Provide corporate required training such as
                    right-to-know, code of conduct, OSHA, management development, etc.

          10.  Special Programs

               The following lists the major areas to be covered by the Special Programs Services that some Member Plants may normally combine with one of the areas above:

                .   Probabilistic Risk Assessment
                .   Non-Destructive Examination
                .   Quality Control

                                      EXHIBIT B

                             PROCESS FOR COST ASSESSMENT

                    NMC shall utilize the following mechanism to assess

          costs to Owner pursuant to this Agreement:

               (a)  Direct Charges for the Benefit of Contracting Owner.
                    ---------------------------------------------------

                    NMC shall directly charge Contracting Owner for labor,

          disbursements and third party services incurred on behalf of

          Contracting Owner at NMC's Cost.  This will also include labor for administrative people at the NMC directly working on

          Services.

               (b)  Direct Charges for the Benefit of More Than One
                    -----------------------------------------------

          Contracting Owner.
          ------------------

                    If the NMC incurs direct charges for the benefit of

          more than one Contracting Owner, the charges shall be allocated among the Contracting Owners that benefit based upon labor dollars incurred or other equitable basis agreed upon by the

          Contracting Owners so benefiting.

               (c)  Indirect Charges for Common Costs.

                    ---------------------------------

                    NMC will allocate most common costs, such as NMC

          overhead/administrative costs not directly assigned to a Service,

          through a loading on direct labor dollars charged to Contracting

          Owners for services performed.  Since this loading will be estimated at the beginning of the year, it will need to be trued up annually based on actual indirect charges for common costs incurred and actual labor dollars charged for Services in that year.  In addition, certain NMC indirect charges for common costs which provide benefits to support Services for more than the current year will be allocated to owners evenly.  An example of these costs would be a computer system where costs were not capitalized.

                                      EXHIBIT C

                                PREEXISTING CONTRACTS

                                      EXHIBIT D


                 VARIOUS EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
                                        IF ANY